UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 29, 2007
IdleAire Technologies Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-51966	62-1829384

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
410 N. Cedar Bluff Road, Suite 200, Knoxville, TN 37923
(Address of principal executive offices)               (Zip Code)
(865) 437-3600
(Registrant’s telephone number, including area code)
Not Applicable

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     J. Tom Badgett and James H. Price, two employee directors of IdleAire Technologies Corporation (“IdleAire”), resigned from the Board of Directors of IdleAire, effective October 29, 2007, in order to satisfy certain director independence requirements of the Nasdaq Global Market. Mr. Badgett will continue to serve as the Chief Information Officer and Secretary of IdleAire and Mr. Price will continue to serve as the Senior Vice President and General Counsel of IdleAire. Both Messrs. Badgett and Price have been directors of IdleAire since 2000. Mr. Badgett does not serve on any committee of the Board and Mr. Price, until his resignation from the Board, served on IdleAire’s Leadership Development and Compensation Committee (the “Compensation Committee”), and Corporate Governance and Nominating Committee (the “Nominating Committee”). Neither Mr. Badgett’s resignation nor Mr. Price’s resignation from the Board of Directors was a result of a disagreement with IdleAire on any matter relating to its operations, policies or practices.
     On October 29, 2007, IdleAire’s Board of Directors has also unanimously approved the change of the composition of its Audit Committee, Nominating Committee and Compensation Committee. Effective October 29, 2007, IdleAire’s Audit Committee, Compensation Committee and Nominating Committee will be comprised of Mrs. Lana Batts, Mr. Lewis Frazer III and Mr. Steve H. Kirkham, all of whom are “independent” directors under Rule 4200(a)(15) of the Nasdaq Marketplace Rules and Rule 10A-3 of the Securities Exchange Act of 1934. Mr. Frazer, Mr. Kirkham and Mrs. Batts will serve as the chairman of the Audit Committee, the Compensation Committee, and the Nominating Committee, respectively.
     On October 29, 2007, the Board also accepted the nomination of Mr. Jeremy Bloomer who is expected to join IdleAire’s Board after the consummation of its initial public offering of common stock.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
     On October 29, 2007, IdleAire’s Board of Directors unanimously approved and adopted the Amended and Restated Bylaws, which will take effect October 29, 2007. Under the Amended and Restated Bylaws, a copy of which is filed herewith as Exhibit 3.1, stockholders may nominate directors and bring other matters before the annual meeting of stockholders if, among other things, a stockholders’ notice is delivered to the Secretary no later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting. The Amended and Restated Bylaws provide that directors are entitled to compensation as may be approved from time to time by the Board of Directors. Dividends on the capital stock may be declared by the Board of Directors and dividends may be paid in cash, in property or in shares of capital stock. The Amended and Restated Bylaws also provide that three or more directors can call a special Board of Directors’ meeting and that affirmative vote from stockholders representing two-thirds of the shares entitled to vote is required to amend or repeal any provisions in the bylaws. Any vacancies in our Board of Directors resulting from death, resignation or removal from office are filled solely by the vote of our remaining directors in office. With regard indemnification, the bylaws have been amended to provide for mandatory advancement of expenses for directors and officers. In addition, new provisions have been added stating that (i) the Corporation may indemnify its employees and other agents and the board may delegate the determination of whether to indemnify employees and other agents to officers and other persons; (ii) indemnification rights will continue for directors, officers, employees and other agents, after their service has terminated; (iii) the Corporation may purchase insurance on behalf of individuals who may be indemnified; and (iv) if any portion of the bylaw concerning indemnification is adjudicated to be invalid, the Corporation is still required to indemnify to the fullest extent possible under the remaining provisions. The number of days the Corporation has to advance expenses has been extended from 60 to 90 and there is no longer a limit on the amount of time in which it must respond to a request for indemnification. The circumstances in which a officer may not receive indemnification are also newly specified. Finally, the Amended and Restated Bylaws include an expanded list of circumstances in which the Corporation may indemnify any director or officer in connection with a suit initiated by such person from only when the proceeding was approved by the board to (a) when required by law, (b) when the proceeding was approved by the board, (c) when provided by the Corporation, in its sole discretion, pursuant to the law and (d) when required by adjudication.

Item 9.01	Financial Statements and Exhibits
(c)	Exhibits

Exhibit No.	Exhibit
3.1	Amended and Restated Bylaws

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDLEAIRE TECHNOLOGIES CORPORATION
Date: November 2, 2007	By:	/s/ Michael C. Crabtree
Michael C. Crabtree
President and Chief Executive Officer